Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Antonio Carrillo,
Senior Vice President and Group President
Energy Equipment Group
October 26, 2011

Thank you Steve and good morning

Energy Equipment Group revenues for the third quarter of 2011 remained relatively flat as compared with the same quarter of last year. However, as I mentioned during our 2nd quarter call, learning curve costs associated with producing larger wind towers negatively impacted our operating profit during the quarter.

The competitiveness of the power generation market is causing our wind tower customers to focus on developing new wind turbine designs that are more efficient and customized to the geographic location of each wind farm. Certain wind farms are in locations where taller wind towers can reach altitudes with better wind patterns. Other farms may require heavier wind towers to support the installation of larger turbines or longer blades.

Until earlier this year, our plants had been manufacturing primarily towers with heights of about 80 meters. During the spring and summer, we began transitioning some of our facilities to manufacture larger, 100-meter towers. These towers are the first generation of this particular model. Despite being only 25% taller, these towers contain approximately twice as much steel, and require significantly more welding. The number of welds, and the complexity associated with applying them, are the primary elements of the learning curve impacting our production consistency and costs at this time.

As a leading provider of wind towers in North America, the ability to flex our production lines based on product demand is a key priority for us. Our team is working on enhancing our manufacturing platform so that we can efficiently transition our production lines between wind tower models. As an example, some of our facilities that currently are producing 100-meter towers are expected to shift back to manufacturing 80-meter towers during 2012.

We are developing a better understanding of the complexities associated with manufacturing larger towers and are learning more on an on-going basis. We plan to work with customers that have orders in our backlog to develop acceptable contract terms and pricing that will allow them the flexibility to substitute new tower designs. We do not intend to modify the terms pertaining to our customers’ overall contractual commitments for towers.

I will now turn it over to Bill for his comments.